Exhibit 99.1

March 24, 2004

Company Press Release

Siboney Corporation Announces Results for Year Ended December 31, 2003; also Announces Stock Repurchase Program.

St. Louis – (Business Wire) – March 24, 2004 – Siboney Corporation (OTC BB: SBON) announced today its results of operations for the year ended December 31, 2003.

Revenues for the year ended December 31, 2003 were $8.7 million, a 1.7% decrease from the $8.9 million reported in 2002. The Company’s net income decreased from $706,000 in 2002 to $451,000 in 2003, primarily due to the reduction in revenues, increases in salaries and marketing expenses, and increases in the cost of product development.

Earnings per share were $.03 in 2003 compared to $.04 in 2002.

Tim Tegeler, Chairman and CEO of Siboney Corporation, commented: “While our 2003 financial results may create the impression that there was little change from the prior year in our operations, that was not the case as we made a number of adjustments last year and we continued to invest in our business. The increases we have seen in the level of our educational software sales and customer base over the past few years have necessitated a substantial expansion of our technical staff required to support our customers over the phone and in the field. At the same time, we have continued to upgrade our products so that they may be used with the latest computer operating systems and hardware platforms.”

Bodie Marx, President of Siboney, added: “In 2003 we expanded our Orchard software product with Orchard for Your State versions that are now available for 30 states. This state-specific product links instruction to assessment while helping schools meet the federal mandates for accountability and academic improvement called for in the No Child Left Behind Act. We believe that Orchard for Your State remains a cost-effective comprehensive solution for schools and districts trying to close the achievement gap and to meet increasingly high standards for Adequate Yearly Progress.”

Marx continued: “As we move further into 2004, we look forward to improved financial performance reflecting our continuing investments in stronger sales coverage, new product development and an expanded level of customer service and support.”

The Company also announced that its Board of Directors had recently approved a Stock Repurchase Program, whereby the Company may from time to time make purchases totalling 1 million shares of its common stock in the open market or in privately negotiated transactions.

Contact: Bodie Marx, 314-909-1670 ext. 110

Any forward-looking statement set forth above is necessarily subject to significant uncertainties and risks. The Company’s future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include the impact of new technologies and possible changes in federal and state funding for education. The words “believes”, “anticipates”, “intends”, “expects” and similar expressions are intended to identify forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.